Exhibit 1.1

EXECUTION VERSION

$250,000,000

CLEAN HARBORS, INC.

7 5/8% Senior Secured Notes due 2016

Purchase Agreement

March 21, 2011

Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith

Incorporated
c/o Goldman, Sachs & Co.

200 West Street
New York, New York  10282

Ladies and Gentlemen:

Clean Harbors, Inc., a Massachusetts corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the Purchasers named in Schedule I hereto (the “Purchasers”) $250,000,000 aggregate principal amount of its 7 5/8% Senior Secured Notes due 2016 (the “Securities”).  The Securities will be issued by the Company pursuant to an indenture dated as of August 14, 2009, as supplemented on December 31, 2009 (the “Indenture”), among the Company, the Guarantors (as defined below) and U.S. Bank National Association, as trustee (the “Trustee”), and as notes collateral agent (the “Notes Collateral Agent”).  The Company’s obligations under the Securities, including the due and punctual payment of interest on the Securities, will be unconditionally guaranteed (the “Guarantees”) by each of the subsidiaries of the Company listed on Schedule IV hereto (the “Guarantors”) and secured by the Collateral (as defined below).

The Company has previously issued $300,000,000 aggregate principal amount of 7 5/8% Senior Secured Notes due 2016 (the “Existing Securities”) under the Indenture.  On September 28, 2010, the Company redeemed $30,000,000 million principal amount of the Existing Securities, leaving $270,000,000 aggregate principal amount now outstanding.  The Securities constitute “Securities” (as such term is defined in the Indenture) under the Indenture.  Except as otherwise disclosed in the Pricing Disclosure Package (as defined in Section 1(b)) and the Offering Circular (as defined in Section 1(a)), the Securities will have terms identical to the Existing Securities and will be treated as a single series of debt securities for all purposes under the Indenture.  On July 31, 2009, the Company entered into a $120,000,000 senior secured asset based revolving credit facility (the “ABL Revolving Facility”) with Bank of America, N.A., as agent.

As described in the Offering Circular under the caption “Use of Proceeds,” the Company proposes to acquire Badger Daylighting Ltd. (“Badger”) with the proceeds of the Securities and cash on hand.

The Securities will be secured (x) on a first-priority basis, subject to certain permitted liens, by liens on substantially all of the assets (other than the ABL Collateral (as defined below)), except for cash and accounts receivable and certain other excluded collateral as provided in the Indenture (the “Notes Collateral”), of the Company and the Guarantors and (y) on a second-priority basis by liens on the Company’s present and future accounts receivable, cash and certain other collateral as more particularly described in the Offering Circular, that secure the ABL Revolving Facility on a first-priority basis (the “ABL Collateral”).  For purposes of this Agreement, the “Collateral” means the Notes Collateral together with the ABL Collateral.  The Company and the Guarantors have entered into a security agreement, dated as of August 14, 2009, as amended, supplemented or otherwise modified from time to time (the “Security Agreement”), relating to the Securities, which together with all Mortgages (as defined in Section 1(jj)) and Mortgage Amendments (as defined in Section 1(jj)) and all other documents and instruments evidencing or creating or purporting to create a security interest or lien in favor of the Notes Collateral Agent shall hereinafter be referred to collectively as the “Security Documents.”  In addition, the Trustee, the Notes Collateral Agent and Bank of America, N.A., as collateral agent for the lenders under the ABL Revolving Facility, have entered into an intercreditor agreement, dated as of August 14, 2009, as amended, supplemented or otherwise modified from time to time (the “Intercreditor Agreement”), which Intercreditor Agreement was acknowledged and agreed to by the Company and the Guarantors.

1.             The Company and the Guarantors, jointly and severally, represent and warrant to, and agree with, each of the Purchasers that:

(a)           A preliminary offering circular, dated March 21, 2011 (the “Preliminary Offering Circular”), and an offering circular, dated March 21, 2011 (the “Offering Circular”), have been prepared in connection with the offering of the Securities.  The Preliminary Offering Circular, as amended and supplemented immediately prior to the Applicable Time (as defined in Section 1(b)), is hereinafter referred to the “Pricing Circular.”  Any reference to the Preliminary Offering Circular, the Pricing Circular or the Offering Circular shall be deemed to refer to and include the Company’s preliminary proxy statement dated March 15, 2011 (the “Proxy Statement”) filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any reference to the Preliminary Offering Circular or the Offering Circular, as the case may be, as amended or supplemented, as of any specified date, shall be deemed to include any Additional Issuer Information (as defined in Section 5(f)) furnished by the Company prior to the completion of the distribution of the Securities.  The Proxy Statement, when it was filed with the Commission, conformed in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder.  The Preliminary Offering Circular, the Offering Circular and any amendments or supplements thereto and the Proxy Statement did not and will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through Goldman, Sachs & Co. expressly for use therein;

(b)           For the purposes of this Agreement, the “Applicable Time” means 2:52 p.m. (Eastern Time), on the date of this Agreement; the Pricing Circular as supplemented by the information set forth in Schedule V hereto, taken together (collectively, the “Pricing Disclosure Package”) as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Company Supplemental Disclosure Document (as defined in Section 6(a)) listed on Schedule II attached hereto does not conflict with the information contained in the Pricing Circular or the Offering Circular and each such Company Supplemental Disclosure Document, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in the Pricing Disclosure Package or a Company Supplemental Disclosure Document in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through Goldman, Sachs & Co. expressly for use therein;

(c)           Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included in the Pricing Circular any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Circular; and, since the respective dates as of which information is given in the Pricing Circular, there has not been any change in the capital stock or long term debt of the Company or any of its subsidiaries or any material adverse change, or any development reasonably expected to result in a Material Adverse Effect (as defined in Section 1(l)), otherwise than as set forth or contemplated in the Pricing Circular;

(d)           The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Pricing Circular or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and its subsidiaries; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries;

(e)           The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of Massachusetts, with power and authority (corporate and other) to own its properties and conduct its business as described in the Pricing Circular, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified or in good standing in any such jurisdiction; and each subsidiary of the Company has been duly incorporated or organized and is validly existing as a corporation or other entity in good standing under the laws of its jurisdiction of incorporation or organization;

(f)            The Company has an authorized capitalization as set forth in the Pricing Circular and all of the issued shares of capital stock of the Company have been duly and validly authorized and issued and are fully paid and non-assessable; and all of the issued and outstanding shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and (except for directors’ qualifying shares and certain minority interests in foreign subsidiaries) are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims;

(g)           The Securities have been duly and validly authorized and, when issued and delivered as provided in the Indenture against payment therefor as provided herein, will be duly and validly issued, conform to the description of the Securities in the Pricing Disclosure Package and the Offering Circular and constitute valid and legally binding obligations against the Company enforceable against the Company in accordance with their terms (in each case subject, as to the enforcement of remedies, to the effects of (x) applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally from time to time in effect, (y) the exercise of judicial discretion based on general principles of equity (whether considered in a proceeding in equity or at law) and (z) an implied covenant of good faith and fair dealing (collectively, the “Enforceability Limitations”)), and be entitled to the benefits of the Indenture;

(h)           The Registration Rights Agreement to be dated as of March 24, 2011 (the “Registration Rights Agreement”), which will be substantially in the form previously delivered to you, has been duly authorized and, as of the Time of Delivery (as defined in Section 4(a)), will have been duly executed and delivered by the Company and the Guarantors, and will constitute a valid and legally binding instrument enforceable against the Company and the Guarantors in accordance with its terms, subject to the Enforceability Limitations, and will conform to the descriptions thereof in the Pricing Disclosure Package and the Offering Circular;

(i)            The issue and sale of the Securities and the compliance by the Company with all of the provisions of the Securities, the Indenture, the Registration Rights Agreement, the Security Documents and this Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party (including the Indenture and the ABL Revolving Facility) or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, nor will such action result in any violation of the provisions of the Articles of Organization or By-laws of the Company or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the execution by the Company or any Guarantor of, or the consummation by the Company or any Guarantor of the transactions contemplated by, this Agreement, the Security Documents, the Registration Rights Agreement or the Indenture (including, without limitation, the issuance and sale of the Securities), except (i) such as have been obtained under the Securities Act of 1933, as amended (the “Act”), and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Purchasers; (ii) the order of the Commission declaring the Exchange Offer Registration Statement (as defined in the Registration Rights Agreement) or the Shelf Registration Statement (as defined in the Registration Rights Agreement) effective; (iii) filings of financing statements under the Uniform Commercial Code as from time to time in effect in the relevant jurisdictions or the relevant personal property security legislation, each as from time to time in effect in the relevant jurisdictions; (iv) any Mortgage (as defined in Section 1(jj)) and Mortgage Amendment (as defined in Section 1(jj)) filings in relevant jurisdictions; (v) any filings required by the United States Patent and Trademark Office or the United States Copyright Office or the applicable intellectual property legislation, rules or regulations in effect in the other relevant jurisdictions; and (vi) as have been obtained or made prior to the Applicable Time;

(j)            Neither the Company nor any of its subsidiaries is in violation of its Articles of Organization (or other similar charter document) or By-laws or in default in the performance or observance of any material obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound;

(k)           The statements set forth in the Pricing Circular under the caption “Description of the Notes,” insofar as they purport to constitute a summary of the terms of the Securities, and under the captions “Certain United States Federal Income and Estate Tax Considerations” and “Plan of Distribution,” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate and fair; and the statements set forth in the Offering Circular under the caption “Description of the Notes,” insofar as they purport to constitute a summary of the terms of the Securities, and under the captions “Certain United States Federal Income and Estate Tax Considerations” and “Plan of Distribution,” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate and fair;

(l)            Other than as set forth in the Pricing Circular, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which, if determined adversely to the Company or any of its subsidiaries, would, individually or in the aggregate, be reasonably expected to result in a material adverse effect on the current or future financial position, stockholders’ equity or results of operations of the Company and its subsidiaries (a “Material Adverse Effect”); and, to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

(m)          When the Securities are issued and delivered pursuant to this Agreement and the Indenture, the Securities will not be of the same class (within the meaning of Rule 144A under the Act) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system;

(n)           None of the Company and the Guarantors is and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof, none of them will be an “investment company” or an entity controlled by an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);

(o)           Deloitte & Touche LLP, who have audited certain financial statements of the Company and its subsidiaries and the Company’s internal control over financial reporting and management’s assessment thereof, are independent public accountants as required by the Act and the rules and regulations of the Commission thereunder;

(p)           The Company shall not be required to file financial statements of Badger under the Exchange Act or the rules and regulations of the Commission thereunder, and no pro forma financial statements shall be required to be filed with the Commission due to the acquisition of Badger;

(q)           Neither the Company nor any person acting on its behalf has offered or sold the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act or, with respect to Securities sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Act), by means of any directed selling efforts within the meaning of Rule 902 under the Act and the Company, any affiliate of the Company and any person acting on its or their behalf has complied with and will implement the “offering restriction” within the meaning of such Rule 902 in connection with any such sale outside the United States;

(r)            Within the preceding six months, neither the Company nor any other person acting on behalf of the Company has offered or sold to any person any Securities, or any securities of the same or a similar class as the Securities, other than Securities offered or sold to the Purchasers hereunder.  The Company will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Act) of any Securities or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Securities has been completed (as notified to the Company by Goldman, Sachs & Co.), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Securities in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Act;

(s)           The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  Except as described in the Pricing Circular, the Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting;

(t)            Since the date of the latest audited financial statements included or incorporated by reference in the Pricing Circular, except as described in the Pricing Circular, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting;

(u)           The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and, except as described in the Pricing Circular with respect to the Company’s internal control over financial reporting, such disclosure controls and procedures are effective;

(v)           There are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company, any of its subsidiaries or any Purchaser for a brokerage commission, finder’s fee or other like payment in connection with the offering of the Securities;

(w)          On and immediately after the Time of Delivery, the Company and each Guarantor (after giving effect to the issuance of the Securities and the other transactions related thereto as described in the Pricing Circular and the Offering Circular) will be Solvent.  As used in this paragraph, the term “Solvent” means, with respect to any person as of a particular date, that on such date (i) the present fair market value (or present fair saleable value) of the assets of such person is not less than the total amount required to pay the liabilities of such person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured; (ii) such person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business; (iii) assuming consummation of the issuance of the Securities as contemplated by this Agreement, the Pricing Circular and the Offering Circular, such person is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature; (iv) such person is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such person is engaged; and (v) such person is not a defendant in any civil action that would be reasonably expected to result in a judgment that the Company is or would become unable to satisfy;

(x)            Neither the issuance, sale and delivery of the Securities and, when issued, the Guarantees, nor the application of the proceeds thereof by the Company as described in the Offering Circular will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors, as the same is in effect at the Time of Delivery;

(y)           Prior to the date hereof, neither the Company nor any of its affiliates has taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company in connection with the offering of the Securities;

(z)            (i) This Agreement has been duly authorized, executed and delivered by the Company and each Guarantor; (ii) the Indenture has been duly authorized by the Company and each Guarantor and constitutes a legally valid and binding instrument enforceable against the Company and each Guarantor in accordance with its terms, in each case subject to the Enforceability Limitations; (iii) the Securities have been duly authorized by the Company and, when executed and authenticated by the Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Purchasers, will be duly executed and delivered by the Company, constitute the legal, valid and binding obligations of the Company, subject to the Enforceability Limitations, and be entitled to the benefits of the Indenture; and (iv) the Guarantees have been duly authorized by each Guarantor and, constitute the legal, valid and binding obligations of each of the Guarantors, enforceable against each of the Guarantors in accordance with their terms and entitled to the benefits of the Indenture, subject to the Enforceability Limitations;

(aa)         The Company and its subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of its subsidiaries, would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect;

(bb)         No labor dispute with the employees of the Company or any subsidiary exists or, to the knowledge of the Company, is imminent that would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect;

(cc)         The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect;

(dd)         Except as disclosed in the Pricing Circular and as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, (A) each of the Company and its subsidiaries is in compliance with, and not subject to liability under, Environmental Law (as defined below), (B) each of the Company and its subsidiaries has made all filings, and provided all financial assurances and notices, required under Environmental Law, and has, and is in compliance with, all permits required under Environmental Law and each of them is in full force and effect, (C) there is no civil, criminal or administrative action, suit, demand, claim, hearing, written notice of violation, proceeding, notice or demand letter or written request for information pending or, to the knowledge of the Company, threatened, or, to the knowledge of the Company, investigation threatened or pending, against the Company or any of its subsidiaries under Environmental Law, (D) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any asset, facility or property owned, operated, leased or controlled by the Company or any of its subsidiaries, (E) neither the Company nor any of its subsidiaries has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any comparable Environmental Law, (F) no property or facility of the Company or any of its subsidiaries is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, (ii) listed in the Comprehensive Environmental Response, Compensation and Liability Information System List promulgated pursuant to CERCLA, or (iii) listed on any comparable list of sites known or suspected to be contaminated with Hazardous Material (as defined below) as maintained by any governmental authority, (G) neither the Company nor any of its subsidiaries is conducting or financing an investigation, or response, corrective or other action pursuant to Environmental Law at any site or facility, nor is any of them subject to or party to any order, judgment, decree, contract or agreement which obligates it to conduct or finance any such action nor has any of them assumed by contract or agreement or otherwise any obligation or liability under Environmental Law, and (H) there are no past or present events, activities, operations, occurrences or conditions which could reasonably be expected to prevent or interfere with compliance by the Company or any of its subsidiaries with, or result in liability of any of them under, Environmental Law (including, without limitation, any capital or operating expenditures required for cleanup, closure or compliance with Environmental Law, any constraints on operating activities and any potential liability to third parties);

For purposes of this Agreement, “Environmental Law” means the common law and all applicable federal, provincial, state and local laws or regulations, codes, ordinances,

orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution or protection of public or employee health and safety, the environment or natural resources, including, without limitation, those relating to (i) emissions, discharges, releases or threatened releases of Hazardous Material in or into the environment (including, without limitation, ambient air, surface water, groundwater, drinking water, land surface or subsurface strata, and natural resources such as wetlands, flora and fauna) or exposure thereto, (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport, handling or recycling of Hazardous Material, (iii) zoning, facility siting, financial assurance, environmental impact assessment or review, reclamation or land use and (iv) underground or aboveground storage tanks and related piping, and emissions, discharges, releases or threatened releases therefrom.  For purposes of this Agreement, “Hazardous Material” means any substance, material, pollutant, contaminant, chemical, constituent or waste, in any form, including without limitation, petroleum and petroleum products, subject to regulation under or which could give rise to liability under Environmental Law;

(ee)         The financial statements of the Company and its consolidated subsidiaries included in the Pricing Circular and the Offering Circular present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown and, except as otherwise disclosed in the Pricing Circular and the Offering Circular, such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis;

(ff)           Each subsidiary of the Company that is organized in a state of the United States or the District of Columbia is a Guarantor of the Existing Securities;

(gg)         The Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and files reports with the Commission on the Next — Generation Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system (“EDGAR”);

(hh)         The Security Agreement has been duly authorized by the Company and each Guarantor and constitutes a valid and legally binding agreement of each of the Company and the Guarantors which are parties thereto, enforceable against the Company and each Guarantor in accordance with its terms, in each case subject to the Enforceability Limitations.  The Security Documents (with the sole exception of the Mortgage Amendments as defined in Section 1(jj)), have been duly authorized by the Company and each Guarantor and (with the sole exception of the Mortgage Amendments as defined in Section (jj)), constitute valid and legally binding agreements of each of the Company and the Guarantors which are parties thereto, enforceable against the Company and each Guarantor in accordance with their terms, in each case subject to the Enforceability Limitations;

(ii)           The Security Agreement creates in favor of the Notes Collateral Agent, on behalf of the holders of the Securities, valid and enforceable security interests (first-priority in the case of Notes Collateral and second-priority in the case of ABL Collateral)

in the rights of the Company and each Guarantor in the property in which a security in terest is purported to be granted under the Security Agreement and as a result of the filing of appropriate Uniform Commercial Code financing statements and as a result of the taking of the other actions described in the Security Agreement, the security interests in the rights of the Company and each Guarantor in such property have been perfected to the extent provided in the Security Agreement.  The Security Documents (with the sole exception of the Mortgage Amendments as referenced in Section 1(jj)), have created in favor of the Notes Collateral Agent on behalf of the holders of the Securities, valid and enforceable security interests (first-priority in the case of Notes Collateral and second-priority in the case of ABL Collateral) in the rights of the Company and each Guarantor in the property in which a security interest is purported to be granted under the Security Documents and as a result of the filing of appropriate Uniform Commercial Code financing statements and as a result of the taking of the other actions described in the Security Documents, the security interests in the rights of the Company and each Guarantor in such property have been perfected to the extent provided in the Security Documents;

(jj)           Each mortgage, deed of trust, deed to secure debt, fixture filing or other similar document entered into or authorized to be filed by the owner of each real property designated as the “Mortgaged Property” on Schedule III(a) attached hereto (each, a “Mortgaged Property,” and collectively, the “Mortgaged Properties”) in favor of the Notes Collateral Agent evidencing the lien on such Mortgaged Property (collectively, the “Mortgages” and each a “Mortgage”) has been duly authorized, executed and delivered by the Company and each Guarantor and created, in favor of the Notes Collateral Agent for the benefit of the holders of the Securities, (i) valid and enforceable first-lien mortgage liens on the Mortgaged Property encumbered thereby, subject to the Enforceability Limitations, and (ii) perfected first-lien security interests in the portion of the Mortgaged Property encumbered thereby that constitutes fixtures, subject to the Enforceability Limitations.  Each amendment to an Existing Mortgage (as defined in Schedule III(b) attached hereto) (collectively, the “Mortgage Amendments” and each a “Mortgage Amendment”) will have been duly authorized by the Company and each Guarantor when executed and delivered in connection with the sale of the Securities and in accordance with the time requirements specified on Schedule III(b) attached hereto, and each Mortgage Amendment, when properly recorded and indexed with the applicable governmental authorities (together with payment of the appropriate filing or recording fees and applicable taxes), will continue to create, in favor of the Notes Collateral Agent for the benefit of the holders of the Securities, (i) valid and enforceable first-lien mortgage liens on the Mortgaged Property encumbered thereby, subject to the Enforceability Limitations, and (ii) perfected first-lien security interests in the portion of the Mortgaged Property encumbered thereby that constitutes fixtures, subject to the Enforceability Limitations;

(kk)         The Intercreditor Agreement has been duly authorized by the Company and each Guarantor and constitutes a valid and legally binding agreement of each of the Company and the Guarantors, enforceable against the Company and each Guarantor in accordance with its terms, in each case subject to the Enforceability Limitations;

(ll)           The Company and the Guarantors collectively own, have rights in or have the power to transfer rights in the Collateral, free and clear of any Liens (as defined under the caption “Description of the Notes” in the Offering Circular) other than (i) the security interests and Liens granted pursuant to the Security Documents, (ii) the security documents relating to the ABL Revolving Facility and (iii) Liens expressly permitted to exist on the Collateral under the Indenture;

(mm)       Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company, its subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith;

(nn)         The operations of the Company and its subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened; and

(oo)         Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

2.             Subject to the terms and conditions herein set forth, (a) the Company agrees to sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company the principal amount of such Securities set forth opposite the name of such Purchaser in Schedule I hereto at a price equal to 102.5% of the principal amount thereof plus accrued interest from and including February 15, 2011 to the Time of Delivery (as defined in Section 4(a)).

3.             Upon the authorization by you of the release of the Securities, the several Purchasers propose to offer the Securities for sale upon the terms and conditions set forth in this Agreement and the Offering Circular and each Purchaser severally hereby represents and warrants to, and agrees with the Company that:

(a)           It will offer and sell the Securities only to persons who it reasonably believes are “qualified institutional buyers” (“QIBs”) within the meaning of Rule 144A under the Act in transactions meeting the requirements of Rule 144A or (ii) upon the terms and conditions set forth in Annex II to this Agreement;

(b)           It is an Institutional Accredited Investor; and

(c)           It will not offer or sell the Securities by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Act.

4.             (a)  The Securities to be purchased by each Purchaser hereunder will be represented by one or more definitive global Securities in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian.  The Company will deliver the Securities to Goldman, Sachs & Co., for the account of each Purchaser, against payment by or on behalf of such Purchaser of the purchase price therefor by wire transfer in Federal (same day) funds, by causing DTC to credit the Securities to the account of Goldman, Sachs & Co. at DTC.  The Company will cause the certificates representing the Securities to be made available to Goldman, Sachs & Co. for checking at least twenty-four hours prior to the Time of Delivery (as defined below) at the office of Cahill Gordon & Reindel LLP, 80 Pine St., New York, New York 10005 (the “Closing Location”).  The time and date of such delivery and payment shall be 9:30 a.m., New York City time, on March 24, 2011 or such other time and date as Goldman, Sachs & Co. and the Company may agree upon in writing.  Such time and date are herein called the “Time of Delivery.”

(b)           The documents to be delivered at the Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross-receipt for the Securities and any additional documents requested by the Purchasers pursuant to Section 8 hereof, will be delivered at such time and date at the Closing Location, and the Securities will be delivered at DTC or its designated custodian, all at the Time of Delivery.  A meeting will be held at the Closing Location at 3:00 p.m., New York City time, on the New York Business Day next preceding the Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto.  For the purposes of this Section 4, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close.

5.             The Company agrees with each of the Purchasers:

(a)           To prepare the Offering Circular in a form approved by you; to make no amendment or any supplement to the Offering Circular which shall be disapproved by you promptly after reasonable notice thereof; and to furnish you with copies thereof;

(b)           Promptly from time to time to take such action as you may reasonably request to qualify the Securities for offering and sale under the securities laws of such jurisdictions as you may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction;

(c)           Prior to 10:00 a.m., New York City time, on the New York Business Day next succeeding the date of this Agreement and from time to time, to furnish the Purchasers with written and electronic copies of the Offering Circular in New York City in such quantities as you may reasonably request, and, if the delivery of a prospectus is required at any time prior to the expiration of nine months after the time of issue of the Offering Circular in connection with the offering or sale of the Securities and if at such time any event shall have occurred as a result of which the Offering Circular as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Offering Circular is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Offering Circular, to notify you and upon your request to prepare and furnish without charge to each Purchaser and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Offering Circular or a supplement to the Offering Circular which will correct such statement or omission or effect such compliance;

(d)           During the period beginning from the date hereof and continuing to and including the date 90 days after the date of the Offering Circular, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose, except as provided hereunder, of any securities of the Company that are substantially similar to the Securities, without your prior written consent;

(e)           Not to be or become, at any time prior to the expiration of two years after the Time of Delivery, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act;

(f)            At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act, for the benefit of holders from time to time of Securities, to furnish at its expense, upon request, to holders of Securities and prospective purchasers of securities information (the “Additional Issuer Information”) satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Act;

(g)           Except for such documents that are publicly available on EDGAR, to furnish to the holders of the Securities as soon as practicable after the end of each fiscal year an annual report (including a balance sheet and statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries certified by independent public accountants) and, as soon as practicable after the end of each of the first three quarters of each fiscal year (beginning with the fiscal quarter ending after the date of the Offering Circular), to make available to its stockholders consolidated summary financial information of the Company and its subsidiaries for such quarter in reasonable detail;

(h)           To use the net proceeds received by it from the sale of the Securities pursuant to this Agreement in the manner specified in the Pricing Circular under the caption “Use of Proceeds”;

(i)            Within the time periods set forth on Schedule III, the Company and the Guarantors shall deliver, furnish and/or cause to be furnished all of the Mortgage Amendments and related documents thereto as set forth on Schedule III; and

(j)            During the period of two years after the Time of Delivery, the Company will not and will not permit any of its “affiliates” (as defined in Rule 144 under the Act) to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

6.             (a)  The Company represents and agrees that, without the prior consent of Goldman, Sachs & Co., it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Act (any such offer is hereinafter referred to as a “Company Supplemental Disclosure Document”);

(b)           The Company has complied and will comply with the requirements of Rule 433 under the Act applicable to any Company Supplemental Disclosure Document;

(c)           The Company agrees that if at any time following issuance of a Company Supplemental Disclosure Document any event occurred or occurs as a result of which such Company Supplemental Disclosure Document would conflict with the information in the Pricing Circular or the Offering Circular or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, the Company will give prompt notice thereof to Goldman, Sachs & Co. and, if requested by Goldman, Sachs & Co., will prepare and furnish without charge to each Purchaser a Company Supplemental Disclosure Document or other document which will correct such conflict, statement or omission; provided, however, that this representation and warranty shall not apply to any statements or omissions in a Company Supplemental Disclosure Document made in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through Goldman, Sachs & Co. expressly for use therein;

(d)           Each Purchaser severally represents and agrees that, without the prior consent of the Company and Goldman, Sachs & Co., other than one or more term sheets relating to the Securities containing customary information and conveyed to purchasers of securities, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute a “free writing prospectus,” as defined in Rule 405 under the Act (any such offer (other than any such term sheets), is hereinafter referred to as a “Purchaser Supplemental Disclosure Document”); and

(e)           Any Company Supplemental Disclosure Document or Purchaser Supplemental Disclosure Document the use of which has been consented to by the Company and Goldman, Sachs & Co. is listed on Schedule II attached hereto.

7.             The Company covenants and agrees with the several Purchasers that the Company will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the issue of the Securities and all other expenses in connection with the preparation, printing, reproduction and filing of the Security Documents, the Indenture, the Registration Rights Agreement, any Company Supplemental Disclosure Document, the Preliminary Offering Circular and the Offering Circular and any amendments and supplements thereto and the mailing and delivering of copies thereof to the Purchasers and dealers; (ii) the cost of printing or producing any Agreement among Purchasers, this Agreement, the Indenture, the Security Documents, the Registration Rights Agreement, the Blue Sky Memorandum, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iii) all expenses in connection with the qualification of the Securities for offering and sale under state securities laws as provided in Section 5(b) hereof, including the fees and disbursements of counsel for the Purchasers in connection with such qualification and in connection with the Blue Sky and legal investment surveys; (iv) the cost of preparing the Securities; (v) the cost and charges of any transfer agent or registrar; (vi) any fees charged by rating agencies for rating the Securities; (vii) the fees and expenses of the Trustee and any paying agent (including related fees and expenses of any counsel to such party); (viii) all filing costs and expenses relating to the security interests in the Collateral, as set forth in the Security Documents; and (ix) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section.  It is understood, however, that, except as provided in this Section and Sections 9 and 12, the Purchasers will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.

8.             The obligations of the Purchasers hereunder, as to the Securities to be delivered at the Time of Delivery, shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company herein are, at and as of the Time of Delivery, true and correct, the condition that the Company shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a)           Cahill Gordon & Reindel LLP, counsel for the Purchasers, shall have furnished to the Purchasers such written opinion or opinions, dated the Time of Delivery, in form and substance satisfactory to the Purchasers, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

(b)           (i) Herrick, Feinstein LLP, special counsel in the State of New York to the Company and the Guarantors, shall have furnished to the Purchasers such written opinion or opinions, dated the Time of Delivery, in form and substance substantially similar to the opinion dated August 14, 2009 delivered by Herrick Feinstein LLP in connection with the Existing Notes; and (ii) Davis, Malm & D’Agostine, P.C., counsel for the Company, shall have furnished to the Purchasers their written opinion, dated the Time of Delivery, in form and substance satisfactory to the Purchasers, to the effect that:

(i)            The Company has been duly incorporated and is an existing corporation in good standing under the laws of the Commonwealth of Massachusetts, with corporate power and authority to own its properties and conduct its business as described in the Offering Circular.  The Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where failure to be so qualified or to be in good standing would not individually or in the aggregate have a material adverse effect on the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole;

(ii)           Each Guarantor has been duly incorporated or organized, as applicable, and is an existing corporation or other entity, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, with power and authority (corporate or other) to own its properties and conduct its business as described in the Offering Circular.  Each Guarantor is duly qualified to do business as a foreign corporation or other entity in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where failure to be so qualified or to be in good standing would not individually or in the aggregate have a material adverse effect on the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole.  All of the issued and outstanding capital stock or other equity interests of each Guarantor has been duly authorized and validly issued and is fully paid and non-assessable;

(iii)          The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, any statute, rule, regulation or order of any governmental agency or body or any court having jurisdiction over the Company or any Guarantor or any of their properties, or any agreement or instrument known to us to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound or to which any of the properties of the Company or any Guarantor is subject, or the charter, by-laws or other organizational documents of the Company or any Guarantor.  The Company has full power and authority to authorize, issue and sell the Securities as contemplated by this Agreement;

(iv)          This Agreement has been duly authorized, executed and delivered by the Company and each Guarantor;

(v)           The Securities have been duly and validly authorized and, when issued and delivered as provided in the Indenture against payment therefor as provided in this Agreement, will be duly and validly issued, conform to the description of the Securities in the Offering Circular, constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms (in each case subject to the Enforceability Limitations), and will be entitled to the benefits of the Indenture;

(vi)          The Indenture has been duly and validly authorized by the Company and the Guarantors, conforms to the description thereof in the Offering Circular, constitutes the valid and legally binding obligation of the Company and the Guarantors enforceable against the Company and the Guarantors in accordance with its terms, in each case subject to the Enforceability Limitations, and meets the requirements for qualification under the Trust Indenture Act;

(vii)         The Registration Rights Agreement has been duly authorized, executed and delivered by the Company and the Guarantors, and constitutes a valid and legally binding instrument enforceable against the Company and the Guarantors in accordance with its terms, subject to the Enforceability Limitations;

(viii)        The Guarantees have been duly and validly authorized by the Guarantors and, when the Securities are issued and delivered as provided in the Indenture against payment therefor as provided in this Agreement, the Guarantees will be duly and validly issued by the Guarantors, conform to the description thereof in the Offering Circular, and constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms, in each case subject to the Enforceability Limitations;

(ix)           The Security Documents (which, for purposes of the opinion relating to this paragraph (ix), exclude the Mortgages and Mortgage Amendments) have been duly authorized by the Company and the Guarantors and constitute the valid and legally binding agreements of each of the Company and the Guarantors which are parties thereto, enforceable against the Company and each Guarantor in accordance with their terms, in each case subject to the Enforceability Limitations;

(x)            Assuming that the Security Documents are governed by the laws of Massachusetts or of Delaware, and not by New York law as certain of the Security Documents so provide, the Security Documents (which, for purposes of the opinion set forth in this paragraph (x), exclude the Mortgages and Mortgage Amendments) are (a) in proper form under the applicable laws of Massachusetts or Delaware to create in favor of the Notes Collateral Agent for the benefit of the Trustee and the holders of the Securities and the Existing Securities valid security interests in, liens on or pledge of the Collateral described therein for which a security interest may be created under the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts and the State of Delaware (the “UCC”) and (b) enforceable against the Company and each Guarantor in accordance with their terms, in each case subject to the Enforceability Limitations;

(xi)           By virtue of the filing of the financing statements attached as an exhibit to the opinion (the “Financing Statements”) with the Secretary of the Commonwealth of the Commonwealth of Massachusetts, with respect to the Company and those Guarantors organized under the laws of the Commonwealth of Massachusetts, and with the Secretary of State of the State of Delaware, with respect to those Guarantors organized under the laws of the State of Delaware, the security interest of the Notes Collateral Agent, for the benefit of the Secured Parties (as defined in the Security Agreement), including the Trustee and the holders of the Securities and the Existing Securities, in the Company’s and the Guarantors’ rights in such portion of the Collateral in which security rights can be created under Article 9 of the UCC and described in the Financing Statements is perfected under the UCC to the extent that a security interest in such Collateral can be perfected by the filing of a financing statement;

(xii)          No taxes or other charges, including, without limitation, intangible or documentary stamp taxes, recording taxes, transfer taxes or similar charges, are payable to the Commonwealth of Massachusetts or the State of Delaware or to any jurisdiction therein on account of the execution and delivery of the Security Documents or the creation of the indebtedness evidenced or secured by any of the Security Documents or the recording or filing of the financing statements, except for nominal filing or recording fees;

(xiii)         No consent, approval, authorization, order, registration or qualification of or with any court or governmental agency or body is required for the execution by the Company or any Guarantor of, or the consummation by the Company or any Guarantor of the transactions contemplated by, this Agreement, the Security Documents or the Indenture (including, without limitation, the issuance and sale of the Securities), except (i) such as have been obtained under the Act and such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the purchase and distribution of the Securities by the Purchasers; (ii) the order of the Commission declaring the Exchange Offer Registration Statement or the Shelf Registration Statement contemplated by the Registration Rights Agreement effective; (iii) filings of financing statements under the UCC as from time to time in effect in the relevant jurisdictions or the relevant personal property security legislation, each as from time to time in effect in the relevant jurisdictions; (iv) any Mortgage or Mortgage Amendment filings in relevant jurisdictions; (v) any filings required by the United States Patent and Trademark Office or the United States

Copyright Office or the applicable intellectual property legislation, rules or regulations in effect in the other relevant jurisdictions; and (vi) as have been obtained or made prior to the Time of Delivery;

(xiv)        Assuming the accuracy of the Purchasers’ representations set forth in Section 3 of this Agreement, no registration of the Securities under the Act, and no qualification of an indenture under the Trust Indenture Act with respect thereto, is required for the offer and sale of the Securities to, and initial resale of the Securities by, the Purchasers in the manner contemplated by this Agreement;

(xv)         The statements set forth in the Offering Circular under the caption “Description of the Notes,” insofar as they purport to constitute a summary of the terms of the Securities, and under the captions “Certain United States Federal Income and Estate Tax Considerations” and “Plan of Distribution,” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate and fair; and

(xvi)        Neither the Company nor any of the Guarantors is and, after giving effect to the offering and sale of the Securities and the application of the proceeds thereof, will be an “investment company” or an entity controlled by an “investment company,” as such term is defined in the Investment Company Act.

Such counsel shall also state that they have participated in conferences with officers and other representatives of the Company and the Guarantors, counsel for the Company, the Guarantors, and representatives of the independent accountants of the Company and the Guarantors at which the contents of the Pricing Disclosure Package and related matters were discussed.  Such counsel shall also state that based on such participation, such counsel has no reason to believe that (i) the Pricing Disclosure Package as of the Applicable Time (other than the financial statements and other financial data therein, as to which such counsel need express no opinion) contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or (ii) the Offering Circular and any further amendments or supplements thereto made by the Company prior to the Time of Delivery (other than the financial statements and other financial data therein, as to which such counsel need express no opinion) contained as of its date or contains as of the Time of Delivery an untrue statement of a material fact or omitted or omits, as the case may be, to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)           On the date of the Offering Circular at a time prior to the execution of this Agreement, at 8:00 a.m., New York City time, and also at the Time of Delivery, Deloitte & Touche LLP shall have furnished to the Purchasers a letter or letters, dated the respective dates of delivery thereof, in form and substance satisfactory to you, to the effect set forth in Annex I hereto;

(d)           (i) Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements included or incorporated by reference in the Pricing Circular any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Circular, and (ii) since the respective dates as of which information is given in the Pricing Circular there shall not have been any change in the capital stock or long term debt of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Company and its subsidiaries, otherwise than as set forth or contemplated in the Pricing Circular, the effect of which, in any such case described in clause (i) or (ii), is in your judgment so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the terms and in the manner contemplated in this Agreement and the Offering Circular;

(e)           On or after the Applicable Time (i) no downgrading shall have occurred in the rating accorded the Securities or any of the Company’s other debt securities by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of the Securities or of any of the Company’s other debt securities;

(f)            On or after the Applicable Time there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange; (ii) a suspension or material limitation in trading in the Company’s securities on the New York Stock Exchange; (iii) a general moratorium on commercial banking activities declared by either Federal or New York State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war; or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in your judgment makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Securities on the terms and in the manner contemplated in the Offering Circular;

(g)           The Company shall have complied with the provisions of Section 5(c) hereof with respect to the furnishing of the Offering Circular on the New York Business Day next succeeding the date of this Agreement;

(h)           The Purchasers shall have received a counterpart of the Registration Rights Agreement that shall have been executed and delivered by a duly authorized officer of the Company;

(i)            The Company shall have furnished or caused to be furnished to you at the Time of Delivery certificates of officers of the Company satisfactory to you as to the accuracy of the representations and warranties of the Company herein at and as of such time, as to the performance by the Company of all of its obligations hereunder to be performed at or prior to the Time of Delivery, as to such other matters as you may reasonably request and the Company shall have furnished or caused to be furnished certificates as to the matters set forth in subsections (d) and (e) of this Section;

(j)            At the Time of Delivery, the Purchasers, the Trustee and the Notes Collateral Agent shall have received (x) each document or instrument required to cause the Securities and the Guarantees to be secured by fully perfected liens on the Collateral to the extent and in the manner and with the priority provided for in the Indenture and the Security Documents and as described in the Offering Circular, in each case as executed by the parties thereto and (y) certified copies of Uniform Commercial Code, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches, bankruptcy and pending lawsuit searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name the Company or any Guarantor as debtor and that are filed in those state jurisdictions in which the Company or any Guarantor is organized and such other searches that are required by the Security Documents or that the Purchasers deem necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Liens expressly permitted as described under the caption “Description of the Notes” in the Offering Circular); and

(k)           On or before the Time of Delivery, the Company shall have furnished to the Purchasers a copy of the Officers’ Certificate (as defined in the Indenture) required to be delivered pursuant to Section 2.2 of the Indenture with respect to the issuance of the Securities.

9.             (a)  The Company and the Guarantors, jointly and severally, agree to indemnify and hold harmless each Purchaser against any losses, claims, damages or liabilities, joint or several, to which such Purchaser may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, or any amendment or supplement thereto, any Company Supplemental Disclosure Document, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Purchaser for any legal or other expenses reasonably incurred by such Purchaser in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company and the Guarantors shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, or any such amendment or supplement thereto, or any Company Supplemental Disclosure Document, in reliance upon and in conformity with written information furnished to the Company and the Guarantors by any Purchaser through Goldman, Sachs & Co. expressly for use therein.

(b)           Each Purchaser agrees severally and not jointly to indemnify and hold harmless the Company and the Guarantors against any losses, claims, damages or liabilities to which the Company and the Guarantors may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular, or any amendment or supplement thereto, or any Company Supplemental Disclosure Document, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Offering Circular, the Pricing Circular, the Offering Circular or any such amendment or supplement thereto, or any Company Supplemental Disclosure Document, in reliance upon and in conformity with written information furnished to the Company and the Guarantors by such Purchaser through Goldman, Sachs & Co. expressly for use therein; and will reimburse the Company and the Guarantors for any legal or other expenses reasonably incurred by the Company and the Guarantors in connection with investigating or defending any such action or claim as such expenses are incurred.

(c)           Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.  No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)           If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors on the one hand and the Purchasers on the other from the offering of the Securities.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Guarantors on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations.  The relative benefits received by the Company and the Guarantors on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company and the Guarantors bear to the total underwriting discounts and commissions received by the Purchasers, in each case as set forth in the table on the cover page of the Offering Circular.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantors on the one hand or the Purchasers on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company, the Guarantors and the Purchasers agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to investors were offered to investors exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective underwriting obligations and not joint.

(e)           The obligations of the Company and the Guarantors under this Section 9 shall be in addition to any liability which the Company and the Guarantors may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Purchaser within the meaning of the Act and each broker-dealer affiliate of any Purchaser; and the obligations of the Purchasers under this Section 9 shall be in addition to any liability which the respective

Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and the Guarantors and to each person, if any, who controls the Company within the meaning of the Act.

10.           (a)  If any Purchaser shall default in its obligation to purchase the Securities which it has agreed to purchase hereunder at the Time of Delivery, you may in your discretion arrange for you or another party or other parties to purchase such Securities on the terms contained herein.  If within thirty-six hours after such default by any Purchaser you do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to you to purchase such Securities on such terms.  In the event that, within the respective prescribed periods, you notify the Company that you have so arranged for the purchase of such Securities, or the Company notifies you that it has so arranged for the purchase of such Securities, you or the Company shall have the right to postpone the Time of Delivery for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Offering Circular, or in any other documents or arrangements, and the Company agrees to prepare promptly any amendments to the Offering Circular which in your opinion may thereby be made necessary. The term “Purchaser” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Securities.

(b)           If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities which remains unpurchased does not exceed one eleventh of the aggregate principal amount of all the Securities to be purchased, then the Company shall have the right to require each non-defaulting Purchaser to purchase the principal amount of Securities which such Purchaser agreed to purchase hereunder and, in addition, to require each non-defaulting Purchaser to purchase its pro rata share (based on the aggregate principal amount of Securities which such Purchaser agreed to purchase hereunder) of the Securities of such defaulting Purchaser or Purchasers for which such arrangements have not been made; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

(c)           If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities which remains unpurchased exceeds one eleventh of the aggregate principal amount of all the Securities to be purchased, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Purchasers to purchase Securities of a defaulting Purchaser or Purchasers, then this Agreement shall thereupon terminate, without liability on the part of any non-defaulting Purchaser or the Company, except for the expenses to be borne by the Company and the Purchasers as provided in Section 7 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

11.           The respective indemnities, agreements, representations, warranties and other statements of the Company and the several Purchasers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Purchaser or any controlling person of any Purchaser, or the Company, or any officer or director or controlling person of the Company, and shall survive delivery of and payment for the Securities.

12.           If this Agreement shall be terminated pursuant to Section 10 hereof, the Company shall not then be under any liability to any Purchaser except as provided in Sections 7 and 9 hereof; but, if for any other reason, any of the Securities are not delivered by or on behalf of the Company as provided herein, the Company will reimburse the Purchasers through you for all out of pocket expenses approved in writing by you, including fees and disbursements of counsel, reasonably incurred by the Purchasers in making preparations for the purchase, sale and delivery of the Securities not so delivered, but the Company shall then be under no further liability to any Purchaser except as provided in Sections 7 and 9 hereof.

13.           In all dealings hereunder, you shall act on behalf of each of the Purchasers, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Purchaser made or given by you.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Purchasers shall be delivered or sent by mail, telex or facsimile transmission to you as the representatives at Goldman, Sachs & Co., 200 West Street, New York, New York 10282, Attention: Registration Department; and to Merrill Lynch, Pierce, Fenner & Smith, One Bryant Park, New York, New York 10036, Attention: Legal Department, and if to the Company shall be delivered or sent by mail, telex or facsimile transmission to the address of the Company set forth in the Offering Circular.  Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Purchasers to properly identify their respective clients.

14.           This Agreement shall be binding upon, and inure solely to the benefit of, the Purchasers, the Company and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the Company and each person who controls the Company or any Purchaser, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from any Purchaser shall be deemed a successor or assign by reason merely of such purchase.

15.           Time shall be of the essence of this Agreement.  As used herein, the term “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.

16.           The Company and the Guarantors, jointly and severally, acknowledge and agree that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company and the Guarantors, on the one hand, and the several Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Purchaser is acting solely as a principal and not the agent or fiduciary of the Company or any of the Guarantors, (iii) no Purchaser has assumed an advisory or fiduciary responsibility in favor of the Company and the Guarantors with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Purchaser has advised or is currently advising the Company or any of the Guarantors on other matters) or any other obligation to the Company or any of the Guarantors except the obligations expressly set forth in this Agreement and (iv) the Company and the Guarantors have consulted their own respective legal and financial advisors to the extent it deemed appropriate.  The Company and the Guarantors agree that they will not claim that the Purchasers, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company or any of the Guarantors, in connection with such transaction or the process leading thereto.

17.           This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company, the Guarantors and the Purchasers, or any of them, with respect to the subject matter hereof.

18.           This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

19.           The Company, the Guarantors and each of the Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20.           This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

21.           Notwithstanding anything herein to the contrary, the Company is authorized to disclose to any persons the U.S. federal and state income tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company relating to that treatment and structure, without the Purchasers imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws.  For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.

If the foregoing is in accordance with your understanding, please sign and return to us six (6) counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Purchasers, this letter and such acceptance hereof shall constitute a binding agreement among each of the Purchasers, the Company and the Guarantors.  It is understood that your acceptance of this letter on behalf of each of the Purchasers is pursuant to the authority set forth in a form of Agreement among Purchasers, the form of which shall be submitted to the Company for examination upon request, but without warranty on your part as to the authority of the signers thereof.

Very truly yours,

CLEAN HARBORS, INC.

By:	/s/ James M. Rutledge
Name:	James M. Rutledge
Title:	Executive Vice President, Chief
Financial Officer and Treasurer

(signatures continued on next page)

(Signature Page to Purchase Agreement)

ALTAIR DISPOSAL SERVICES, LLC
BATON ROUGE DISPOSAL, LLC
BRIDGEPORT DISPOSAL, LLC
CH INTERNATIONAL HOLDINGS, LLC
CLEAN HARBORS (MEXICO), INC.
CLEAN HARBORS ANDOVER, LLC
CLEAN HARBORS ANTIOCH, LLC
CLEAN HARBORS ARAGONITE, LLC
CLEAN HARBORS ARIZONA, LLC
CLEAN HARBORS BATON ROUGE, LLC
CLEAN HARBORS BDT, LLC
CLEAN HARBORS BUTTONWILLOW, LLC
CLEAN HARBORS CHATTANOOGA, LLC
CLEAN HARBORS CLIVE, LLC
CLEAN HARBORS COFFEYVILLE, LLC
CLEAN HARBORS COLFAX, LLC
CLEAN HARBORS DEER PARK, LLC
CLEAN HARBORS DEER TRAIL, LLC
CLEAN HARBORS DEVELOPMENT, LLC
CLEAN HARBORS DISPOSAL SERVICES, INC.
CLEAN HARBORS EL DORADO, LLC
CLEAN HARBORS FLORIDA, LLC
CLEAN HARBORS GRASSY MOUNTAIN, LLC
CLEAN HARBORS KANSAS, LLC
CLEAN HARBORS KINGSTON FACILITY CORPORATION
CLEAN HARBORS LAPORTE, LLC
CLEAN HARBORS LAUREL, LLC
CLEAN HARBORS LONE MOUNTAIN, LLC
CLEAN HARBORS LONE STAR CORP.
CLEAN HARBORS LOS ANGELES, LLC
CLEAN HARBORS OF BALTIMORE, INC.
CLEAN HARBORS OF BRAINTREE, INC.
CLEAN HARBORS OF CONNECTICUT, INC.
CLEAN HARBORS PECATONICA, LLC
CLEAN HARBORS PPM, LLC
CLEAN HARBORS RECYCLING SERVICES OF CHICAGO, LLC
CLEAN HARBORS RECYCLING SERVICES OF OHIO, LLC
CLEAN HARBORS REIDSVILLE, LLC
CLEAN HARBORS SAN JOSE, LLC
CLEAN HARBORS SERVICES, INC.
CLEAN HARBORS TENNESSEE, LLC
CLEAN HARBORS WESTMORLAND, LLC

(list continued on next page)

(Signature Page to Purchase Agreement)

CLEAN HARBORS WHITE CASTLE, LLC
CLEAN HARBORS WILMINGTON, LLC
CROWLEY DISPOSAL, LLC
DISPOSAL PROPERTIES, LLC
GSX DISPOSAL, LLC
HARBOR MANAGEMENT CONSULTANTS, INC.
HILLIARD DISPOSAL, LLC
MURPHY’S WASTE OIL SERVICE INC.
ROEBUCK DISPOSAL, LLC
SAWYER DISPOSAL SERVICES, LLC
SERVICE CHEMICAL, LLC
SPRING GROVE RESOURCE RECOVERY, INC.
TULSA DISPOSAL, LLC

By:	/s/ James M. Rutledge
Name:	James M. Rutledge
Title:	Executive Vice President and Treasurer

ARC ADVANCED REACTORS AND COLUMNS, LLC
CLEAN HARBORS CATALYST TECHNOLOGIES, LLC
CLEAN HARBORS ENVIRONMENTAL SERVICES, INC.
CLEAN HARBORS EXPLORATION SERVICES, INC.
CLEAN HARBORS INDUSTRIAL SERVICES, INC.

By:	/s/ James M. Rutledge
Name:	James M. Rutledge
Title:	Executive Vice President, Chief
Financial Officer and Treasurer

PLAQUEMINE REMEDIATION SERVICES, LLC

By:	/s/ William Geary
Name:	William Geary
Title:	Manager

(Signature Page to Purchase Agreement)

Accepted as of the date hereof:

GOLDMAN, SACHS & CO.

By:	/s/ Goldman, Sachs & Co.
(Goldman, Sachs & Co.)

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:	/s/ William H. Pegler

(Signature Page to Purchase Agreement)

SCHEDULE I

Purchaser	Principal Amount of Securities
Goldman, Sachs & Co.	$187,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	62,500,000
Total	$250,000,000

Schedule I-11

SCHEDULE II

Approved Supplemental Disclosure Documents:

Preliminary Offering Circular Supplement dated March 21, 2011.

Pricing Supplement dated March 21, 2011.

Schedule II-1

SCHEDULE III

POST-CLOSING MATTERS

(a)  Each of the following shall constitute a Mortgaged Property:

Entity of Record	Common Name and Address
Clean Harbors of Braintree, Inc.	Braintree Treatment Facility, 1 Hill Avenue, Braintree, MA
Bridgeport Disposal, LLC	Bridgeport Facility, Route 322 & I-295, PO Box 337, Bridgeport, NJ
Clean Harbors Aragonite, LLC	Aragonite Incinerator, 11600 North Aptus Road, Aragonite, UT
Clean Harbors Deer Park, LLC	Deer Park Facility, 2027 Independence Parkway South, Deer Park, TX
Clean Harbors El Dorado, LLC	El Dorado Incinerator, 309 American Circle, El Dorado, AR
Clean Harbors Environmental Services, Inc.	Kimball Incinerator, 2247 South Highway No. 71, Kimball, NE
Spring Grove Resources Recovery, Inc.	Spring Grove Facility, 4879 Spring Grove Avenue, Cincinnati, OH
Clean Harbors Environmental Services, Inc.	Benicia Service Center (UE), 4101 Industrial Way, Benicia, CA
Clean Harbors Buttonwillow, LLC	2500 West Lokern Road, Buttonwillow, CA
Clean Harbors Recycling Services of Ohio, LLC	581 Milliken Drive, Hebron, OH
Clean Harbors Recycling Services of Chicago, LLC	1445 West 42nd Street, Chicago, IL
Clean Harbors LaPorte, LLC	LaPorte, TSDF, 500 Battleground Road, LaPorte, TX

(b)        With respect to Mortgaged Property subject to a mortgage or deed of trust executed and delivered in connection with the Existing Securities (an “Existing Mortgage”), within thirty (30) days after the Time of Delivery; provided, such thirty (30) day period may be extended an additional thirty (30) days with the consent of the Purchasers, the Purchasers and the Trustee shall have received each of the following documents, which shall be reasonably satisfactory in form and substance to the Purchasers, the Trustee and each of their respective counsel with respect to the Notes Collateral, as appropriate:

(i)      Insurance.  Policies or certificates of insurance (including evidence of flood insurance, if applicable) covering the property and assets of the Company and

Schedule III-1

the Guarantors, which policies or certificates shall be in form and substance reasonably acceptable to the Purchasers and reflect the Notes Collateral Agent for its benefit and the benefit of the Trustee and the holders of the Securities, as additional insured and loss payee and mortgagee and shall otherwise bear endorsements of the character reasonably acceptable to the Purchasers.

(ii)       Mortgage Amendments.  Fully executed counterparts of Mortgage Amendments, which Mortgage Amendments shall cover the applicable Mortgaged Property, together with evidence that counterparts of all the Mortgage Amendments have been delivered to the title company for recording in all places to the extent necessary or, in the reasonable opinion of the Purchasers, desirable to effectively continue a valid and enforceable first priority mortgage lien on each Mortgaged Property in favor of the Notes Collateral Agent for its benefit and the benefit of the Trustee and the holders of the Notes, securing the Obligations related to the Notes, subject to Permitted Liens (as defined in the applicable Existing Mortgage).

(iii)       Counsel Opinions.  Opinions addressed to the Purchasers and the Notes Collateral Agent and their respective successors and assigns, of local counsel in each jurisdiction where Mortgaged Property is located and opinions of counsel for the Company regarding due authorization, execution, delivery and enforceability of the Mortgage Amendment and such other opinions as the Notes Collateral Agent reasonable requires.

(iv)      Title Insurance Endorsements.  A date down endorsement to each title policy issued (or if not available, a new title policy) with respect to each Existing Mortgage, which assures the Purchasers and the Notes Collateral Agent that as of the date of such endorsement that the Mortgaged Property is free and clear of all defects and encumbrances, subject to the lien of such Existing Mortgage and Permitted Liens.

(v)      Mortgaged Property Indemnification.  With respect to each Mortgaged Property, such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the title company to issue the endorsements contemplated above.

(vi)     Collateral Fees and Expenses.  Evidence reasonably acceptable to the Purchasers of payment by the Company of all endorsement premiums, search and examination charges, mortgage recording taxes, fees, charges, costs and expenses required for the recording of the Mortgage Amendments, fixture filings and issuance of the endorsements referred to above.

Schedule III-2

SCHEDULE IV

GUARANTORS

Altair Disposal Services, LLC
ARC Advanced Reactors and Columns, LLC
Baton Rouge Disposal, LLC
Bridgeport Disposal, LLC
CH International Holdings, Inc.
Clean Harbors (Mexico), Inc.
Clean Harbors Andover, LLC
Clean Harbors Antioch, LLC
Clean Harbors Aragonite, LLC
Clean Harbors Arizona, LLC
Clean Harbors Baton Rouge, LLC
Clean Harbors BDT, LLC
Clean Harbors Buttonwillow, LLC
Clean Harbors Catalyst Technologies, LLC
Clean Harbors Chattanooga, LLC
Clean Harbors Clive, LLC
Clean Harbors Coffeyville, LLC
Clean Harbors Colfax, LLC
Clean Harbors Deer Park, LLC
Clean Harbors Deer Trail, LLC
Clean Harbors Development, LLC
Clean Harbors Disposal Services, Inc.
Clean Harbors El Dorado, LLC
Clean Harbors Environmental Services, Inc.
Clean Harbors Exploration Services, Inc.
Clean Harbors Florida, LLC
Clean Harbors Grassy Mountain, LLC
Clean Harbors Industrial Services, Inc.
Clean Harbors Kansas, LLC
Clean Harbors Kingston Facility Corporation
Clean Harbors LaPorte, LLC
Clean Harbors Laurel, LLC
Clean Harbors Lone Mountain, LLC
Clean Harbors Lone Star Corp.
Clean Harbors Los Angeles, LLC
Clean Harbors of Baltimore, Inc.
Clean Harbors of Braintree, Inc.
Clean Harbors of Connecticut, Inc.
Clean Harbors Pecatonica, LLC
Clean Harbors PPM, LLC
Clean Harbors Recycling Services of Chicago, LLC
Clean Harbors Recycling Services of Ohio, LLC
Clean Harbors Reidsville, LLC
Clean Harbors San Jose, LLC
Clean Harbors Services, Inc.
Clean Harbors Tennessee, LLC
Clean Harbors Westmorland, LLC
Clean Harbors White Castle, LLC
Clean Harbors Wilmington, LLC
Crowley Disposal, LLC
Disposal Properties, LLC
GSX Disposal, LLC
Harbor Management Consultants, Inc.
Hilliard Disposal, LLC
Murphy’s Waste Oil Service, Inc.
Plaquemine Remediation Services, LLC
Roebuck Disposal, LLC
Sawyer Disposal Services, LLC
Service Chemical, LLC
Spring Grove Resource Recovery, Inc.
Tulsa Disposal, LLC

Schedule IV-1

SCHEDULE V

Pricing Supplement dated March 21, 2011 to
Preliminary Offering Circular dated March 21, 2011

CLEAN HARBORS, INC.

7 5/8% Senior Secured Notes due 2016

This Pricing Supplement is qualified in its entirety by reference to the Preliminary Offering Circular dated March 21, 2011 (the “Preliminary Offering Circular”).  The information in this Pricing Supplement supplements the Preliminary Offering Circular and supersedes the information in the Preliminary Offering Circular to the extent inconsistent with the information in the Preliminary Offering Circular. Terms used herein and not defined herein have the meanings assigned in the Preliminary Offering Circular.

On August 14, 2009, Clean Harbors, Inc. (the “Issuer”) issued $300.0 million aggregate principal amount of 7 5/8% Senior Secured Notes due 2016 (the “initial notes”) pursuant to an indenture dated as of August 14, 2009 among the Issuer, the guarantors party thereto and U.S. Bank National Association as trustee and notes collateral agent (the “indenture”).  On September 28, 2010, the Issuer redeemed $30.0 million principal amount of the initial notes, leaving $270.0 million aggregate principal amount now outstanding.  The notes offered hereby (the “new notes”) are being issued under the indenture.  The initial notes and the new notes are collectively referred to in the Pricing Supplement as the “notes.”

The new notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and outside the United States to non-U.S. persons in accordance with Regulation S under the Securities Act.

Title:  7 5/8% Senior Secured Notes due 2016

Aggregate Principal Amount Offered:  $250,000,000

Issuer:  Clean Harbors, Inc.

Price to Public: 104.5%, plus accrued and unpaid interest from and including February 15, 2011

Trade Date:  March 21, 2011

Settlement Date: March 24, 2011 (T+3)

Schedule V-1

Initial Purchasers:    Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

Maturity Date:  August 15, 2016

Coupon: 7.625%

Yield: 6.132%

Gross Proceeds to the Issuer: $261,250,000

Interest Payment Dates: February 15 and August 15

First Interest Payment Date:  August 15, 2011

Record Dates: February 1 and  August 1

Change of Control: 101%

Optional Redemption:

The Issuer may redeem all or any portion of the notes, on and after August 15, 2012, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the twelve-month period commencing on August 15 of the year set forth below, plus, in each case, accrued and unpaid interest, if any, to the date of redemption:

Year	Percentage
2012	103.813%
2013	101.906%
2014 and thereafter	100.000%

At any time prior to August 15, 2012, the Issuer may, on one or more occasions, redeem all or any portion of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of the date of redemption, including accrued and unpaid interest to the redemption date.

In addition, at any one time on or after September 29, 2011 but prior to August 15, 2012, the Issuer may redeem up to 10% of the original aggregate principal amount of notes issued under the indenture at a redemption price of 103% of the principal amount thereof, plus accrued and unpaid interest to the applicable redemption date.

At any time, or from time to time, prior to August 15, 2012, the Issuer may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem up to $105.0 million (35% of the aggregate principal amount of the notes originally issued under the indenture) at a redemption price equal to 107.625% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided, however, that after any such redemption the aggregate principal amount of the notes outstanding must equal at least 65% of the aggregate amount of the notes originally issued under the indenture.  In order

Schedule V-2

to effect the foregoing redemption with the net cash proceeds of any Equity Offering, the Issuer shall make such redemption not more than 90 days after the consummation of such Equity Offering.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the note; or

(2) the excess of:

(a) the present value at such redemption of (i) the redemption price of the note at August 15, 2012 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”), plus (ii) all required interest payments due on the note through August 15, 2012 (excluding accrued and unpaid interest due on the note to the redemption date), computed at a discount using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of such note.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to August 15, 2012; provided,  however, that if the period from the redemption date to August 15, 2012 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

CUSIP/ISIN Numbers:	144A CUSIP: 184496 AG2
144A ISIN: US184496AG21

Reg. S CUSIP: U18266 AC7
Reg. S ISIN: USU18266AC75

Distribution:  144A/Reg. S with registration rights as set forth in the Preliminary Offering Circular

Additional Changes to the Preliminary Offering Circular:

Schedule V-3

Summary Historical Financial Information

Other Financial Data:

As a result of the increase in the aggregate principal amount of notes offered to $250,000,000, which represents a $50,000,000 increase from the Preliminary Offering Circular, the “Pro forma interest expense,” “Pro forma total debt,” “Ratio of Adjusted EBITDA to pro forma interest expense” and “Ratio of pro forma total debt to Adjusted EBITDA” contained in the Preliminary Offering Circular are replaced by the following:

(in thousands)	For the Year Ended December 31, 2010
Pro forma interest expense	$49,567
Pro forma total debt	$534,793
Ratio of Adjusted EBITDA to pro forma interest expense	6.3x
Ratio of pro forma total debt to Adjusted EBITDA	1.7x

Other financial information presented in the Preliminary Offering Circular is deemed to have changed to the extent affected by the changes described herein.

This material is confidential and is for your information only and is not intended to be used by anyone other than you.  This information does not purport to be a complete description of these securities or the offering.  Please refer to the Preliminary Offering Circular for a complete description.

This communication is being distributed in the United States solely to Qualified Institutional Buyers, as defined in Rule 144A under the Securities Act, and outside the United States solely to non-U.S. persons as defined under Regulation S in accordance with the applicable provisions of Regulation S.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

A copy of the Preliminary Offering Circular for the offering can be obtained from your Goldman, Sachs & Co. salesperson or Goldman, Sachs & Co., 200 West Street, New York, NY 10282 Attention: Prospectus Department (866-471-2526).

Schedule V-4

ANNEX I

[DESCRIPTION OF COMFORT LETTER
FROM DELOITTE & TOUCHE LLP]

Pursuant to Section 8(c) of the Purchase Agreement, Deloitte & Touche LLP shall furnish letters to the Purchasers to the effect that:

(i)           They are independent certified public accountants with respect to the Company and its subsidiaries within the meaning of the Act and the applicable published rules and regulations thereunder;

(ii)            In their opinion, the financial statements and any supplementary financial information and schedules (and, if applicable, prospective financial statements and/or pro forma financial information) examined by them and included in the Pricing Circular or the Offering Circular, as applicable, comply as to form in all material respects with the applicable accounting requirements of the Act or the Exchange Act, as applicable, and the related published rules and regulations thereunder; and, if applicable, they have made a review in accordance with standards established by the American Institute of Certified Public Accountants of the consolidated interim financial statements, selected financial data, pro forma financial information, prospective financial statements and/or condensed financial statements derived from audited financial statements of the Company for the periods specified in such letter, as indicated in their reports thereon, copies of which have been furnished to the representatives of the Purchasers (the “Representatives”);

(iii)            They have made a review in accordance with standards established by the American Institute of Certified Public Accountants of the unaudited consolidated statement of income, consolidated balance sheets and consolidated statements of cash flows, if any, included in the Pricing Circular or the Offering Circular, as applicable, as indicated in their reports thereon copies of which have been furnished to the Representatives; and on the basis of specified procedures including inquiries of officials of the Company who have responsibility for financial and accounting matters regarding whether the unaudited consolidated financial statements referred to in paragraph (vi)(A)(i) below comply as to form in the related in all material respects with the applicable accounting requirements of the Act and the Exchange Act and the related published rules and regulations, nothing came to their attention that caused them to believe that the unaudited consolidated financial statements do not comply as to form in all material respects with the applicable accounting requirements of the Act and the Exchange Act and the related published rules and regulations;

(iv)           The unaudited selected financial information with respect to the consolidated results of operations and financial position of the Company for the three most recent fiscal years included in the Pricing Circular or the Offering Circular, as applicable, agrees with the corresponding amounts (after restatement where applicable) in the audited

Annex I-1

consolidated financial statements for such three fiscal years which were included in the Pricing Circular or the Offering Circular;

(v)           They have compared the information in the Pricing Circular or the Offering Circular, as applicable, under selected captions with the disclosure requirements of Regulation S-K and on the basis of limited procedures specified in such letter nothing came to their attention as a result of the foregoing procedures that caused them to believe that this information does not conform in all material respects with the disclosure requirements of Items 301, 302, 402 and 503(d), respectively, of Regulation S-K;

(vi)           On the basis of limited procedures, not constituting an examination in accordance with generally accepted auditing standards, consisting of other information referred to below, inspection of the minute books of the Company and its subsidiaries since the date of the latest audited financial statements included or incorporated by reference in the Pricing Circular or the Offering Circular, as applicable, inquiries of officials of the Company and its subsidiaries responsible for financial and accounting matters and such other inquiries and procedures as may be specified in such letter, nothing came to their attention that caused them to believe that:

(A)          (i) the unaudited consolidated statements of income, consolidated balance sheets and consolidated statements of cash flows, if any, included in the Pricing Circular or the Offering Circular, as applicable, do not comply as to form in all material respects with the applicable accounting requirements of the Exchange Act and the related published rules and regulations, or (ii) any material modifications should be made to the unaudited consolidated statements of income, consolidated balance sheets and consolidated statements of cash flows for them to be in conformity with generally accepted accounting principles;

(B)           any other unaudited income statement data and balance sheet items included in the Pricing Circular or the Offering Circular, as applicable, if any, do not agree with the corresponding items in the unaudited consolidated financial statements from which such data and items were derived, and any such unaudited data and items were not determined on a basis substantially consistent with the basis for the corresponding amounts in the audited consolidated financial statements included in the Pricing Circular or the Offering Circular; and

(C)           with respect to any unaudited pro forma consolidated condensed financial statements included in the Pricing Circular or the Offering Circular, the pro forma adjustments have not been properly applied to the historical amounts in the compilation of those statements.

(vii)            In addition to the examination referred to in their report(s) included in the Pricing Circular or the Offering Circular, as applicable, and the limited procedures, inspection of minute books, inquiries and other procedures referred to in paragraphs (iii) and (vi) above, they have carried out certain specified procedures, not constituting an examination in accordance with generally accepted auditing standards, with respect to certain amounts, percentages and financial information specified by the Representatives

Annex I-2

which are derived from the general accounting records of the Company and its subsidiaries, which appear in the Pricing Circular or the Offering Circular, as applicable, (excluding documents incorporated by reference) or in documents incorporated by reference in the Pricing Circular or the Offering Circular, as applicable, specified by the Representatives, and have compared certain of such amounts, percentages and financial information with the accounting records of the Company and its subsidiaries and have found them to be in agreement.

Annex I-3

ANNEX II

(1)           The Securities have not been and will not be registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Act or pursuant to an exemption from the registration requirements of the Act.  Each Purchaser represents that it has offered and sold the Securities, and will offer and sell the Securities (i) as part of their distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Time of Delivery, only in accordance with Rule 903 of Regulation S or Rule 144A or pursuant to Paragraph 2 of this Annex II under the Act.  Accordingly, each Purchaser agrees that neither it, its affiliates nor any persons acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Securities, and it and they have complied and will comply with the offering restrictions requirement of Regulation S.  Each Purchaser agrees that, at or prior to confirmation of sale of Securities (other than a sale pursuant to Rule 144A) or pursuant to Paragraph 2 of this Annex II, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act.  Terms used above have the meaning given to them by Regulation S.”

Terms used in this paragraph have the meanings given to them by Regulation S.

Each Purchaser further severally agrees that it has not entered and will not enter into any contractual arrangement with respect to the distribution or delivery of the Securities, except with its affiliates or with the prior written consent of the Company.

(2)           Notwithstanding the foregoing, Securities in registered form may be offered, sold and delivered by the Purchasers in the United States and to U.S. persons pursuant to Section 3 of this Agreement without delivery of the written statement required by paragraph (1) above.

Annex II-1